CERTIFICATE OF AMENDMENT OF W.A. CHESTER MARYLAND, L.L.C. A LIMITED LIABILITY COMPANY

FIRST:          The name of the limited liability company is:

                              W.A. CHESTER MARYLAND, L.L.C.

SECOND:     Article FIRST of the Certificate of Formation of the limited liability company is hereby amended to read as follows:

                              FIRST:           The name of the limited liability company is W.A. Chester, L.L.C.

IN WITNESS WHEREOF, the undersigned, has executed, signed and acknowledged this Certificate of Amendment this 5th day of January, 1996.

/s/ John D. McCallum John D. McCallum Authorized Person